                                                                    EXHIBIT 12.1

                          VENTURE HOLDINGS COMPANY LLC
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)

                                                                YEARS ENDED DECEMBER 31,

                                                2001          2000          1999          1998         1997
                                                ----          ----          ----          ----         ----
Net Earnings from continuing operations        1,003         9,082        (8,941)       13,568       11,523

  Add back:
    Taxes on Income                          (13,067)      (11,289)        8,227         2,489        3,830

    Fixed Charges                            106,412       113,156        80,072        40,651       34,204
    Amortization of previously
     capitalized interest                         --            --            --           224          295
  Deduct:
    Capitalized Interest                          --            --            --            --           --
                                            --------      --------      --------      --------     --------
Earnings available for fixed charges          94,348       110,949        79,358        56,932       49,852
                                            ========      ========      ========      ========     ========

Fixed charges of Venture Holdings
  Company LLC:
    Interest expense                          97,658       102,513        72,606        36,641       30,182
    Capitalized interest                          --            --            --            --           --
    Amortization of debt expense
     and debt discount                         4,854         6,378         4,572         2,160        1,934
    Interest  portion of rent expense          3,900         4,265         2,894         1,850        2,088
                                            --------      --------      --------      --------     --------


                                             106,412       113,156        80,072        40,651       34,204
                                            ========      ========      ========      ========     ========

Ratio of earning to fixed charges                  *             *             *          1.40         1.46


* Earnings were insufficient to cover fixed charges in the amounts of $12,064, $2,207 and $714 for the years ended December 31, 2001, 2000 and 1999, respectively.